                                                                 EXHIBIT d(l)(f)

                                 AMENDMENT NO. 5
                                       TO
                      MASTER INVESTMENT ADVISORY AGREEMENT


         This Amendment dated as of _____________________________ , 2003, amends the Master Investment Advisory Agreement (the "Agreement"), dated June 5, 2000, between AIM Growth Series, a Delaware statutory trust, and A I M Advisors, Inc., a Delaware corporation.

                                   WITNESSETH:

         WHEREAS, the parties desire to amend the Agreement to add a portfolio, AIM Global Trends Fund;

         NOW, THEREFORE, the parties agree as follows;

         1. Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

                                   "APPENDIX A
                            FUNDS AND EFFECTIVE DATES


NAME OF FUND                             EFFECTIVE DATE OF ADVISORY AGREEMENT
----------------------------             ------------------------------------

AIM Basic Value Fund                                    June 5, 2000

[AIM Global Trends Fund]                                [         , 2003]

AIM Mid Cap Core Equity Fund                            September 1, 2001

AIM Small Cap Growth Fund                               September 11, 2000


                                   APPENDIX B
                           COMPENSATION TO THE ADVISOR


         The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

                              AIM BASIC VALUE FUND
                          AIM MID CAP CORE EQUITY FUND
                            AIM SMALL CAP GROWTH FUND


NET ASSETS                                        ANNUAL RATE
----------                                        -----------

First $500 million.................................   0.725%
Next $500 million..................................   0.70%
Next $500 million..................................   0.675%
Excess over $1.5 billion...........................   0.65%


                            [AIM GLOBAL TRENDS FUND]

NET ASSETS                                         ANNUAL RATE
----------                                         -----------

First $500 million.................................   0.975%
Next $500 million..................................   0.95%
Next $500 million..................................   0.925%
On amounts thereafter..............................   0.90%"


         2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.


                                       AIM GROWTH SERIES


Attest::                               By:
          --------------------------          --------------------------
              Assistant Secretary                Robert H. Graham
                                                 President

(SEAL)

                                       A I M ADVISORS, INC.


Attest:                                By:
          --------------------------          --------------------------
              Assistant Secretary                Mark H. Williamson
                                                 President

(SEAL)


                                       3